Exhibit 7A

AGREEMENT

The undersigned agree that this Amendment No. 5 to schedule 13D relating to shares of the common stock of MACC Private Equities Inc. shall be filed jointly on behalf of each of the undersigned.

                                                                                       ATLAS MANAGEMENT PARTNERS, LLC

4/12/10                                                                           By:  /s/ Tim Bridgewater
Date                                                                                Name
                                                                                        Title:

4/12/10                                                                           /s/ Tim Bridgewater
Date                                                                               Tim Bridgewater

                                                                                        BRIDGEWATER INTERNATIONAL GROUP, LLC

4/12/10                                                                           By:  /s/ Tim Bridgewater
Date                                                                                   Tim Bridgewater, Managing Director

APPENDIX A

CONTROL PERSONS OF BRIDGEWATER INTERNATIONAL GROUP, LLC

A.           The sole manager of Bridgewater International Group, LLC (“BIG”) is Benjamin Jiaravanon. Mr. Jiaravanon’s address is Ancol Barat, Jl Ancol VIII/ No 1, Jakarta 14430 Indonesia.  Mr. Jiaravanon is a citizen of Indonesia.  Mr. Jiaravanon’s principal employment is by Charoen Pokphand Indonesia.

B.           The sole member of BIG is Aleksin. Aleksin is a corporation formed under the laws of the British Virgin Islands.  Aleksin’s address is c/o Offshore Incorporation Limited, PO Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

C.           The directors of Aleksin are Sumet Jiaravanon and Eddy Susanto Zaoputra. The business address for Mr. Jiaravanon and Mr. Zaoputra is Ancol Barat, Jl Ancol VIII/ No 1, Jakarta 14430 Indonesia. Mr. Jiaravanon is a citizen of Thailand.  Mr. Jiaravanon’s principal employment is as the Chairman of Charoen Pokphand Indonesia. Mr. Zaoputra is a citizen of Indonesia.  Mr. Zaoputra’s principal employment is as Chief Financial Officer of Charoen Pokphand Indonesia.

D.           The sole shareholder of Aleksin is Maze Industrial Ltd. (“Maze”). Maze is a corporation formed under the laws of the British Virgin Islands. Maze’s address is c/o Offshore Incorporation Limited, PO Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

E.           The directors of Maze are Sumet Jiaravanon and Eddy Susanto Zaoputra. The business address for Mr. Jiaravanon and Mr. Zaoputra is Ancol Barat, Jl Ancol VIII/ No 1, Jakarta 14430 Indonesia.  Mr. Jiaravanon is a citizen of Thailand.  Mr. Jiaravanon’s principal employment is as the Chairman of Charoen Pokphand Indonesia. Mr. Zaoputra is a citizen of Indonesia.  Mr. Zaoputra’s principal employment is as Chief Financial Officer of Charoen Pokphand Indonesia.

F.           The sole shareholder of Maze is Sumet Jiaravanon. Mr. Jiaravanon’s address is Ancol Barat, Jl Ancol VIII/ No 1, Jakarta 14430 Indonesia. Mr. Jiaravanon is a citizen of Thailand. Mr. Jiaravanon’s principal employment is as the Chairman of Charoen Pokphand Indonesia. Mr. Sumet Jiaravanon is the father of Mr. Benjamin Jiaravanon.

During the last five years, none of the persons named on this Appendix A have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).  During the last five years, none of the persons named on this Appendix A have been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, the result of which has made it or him once or now subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.